Exhibit 10.4

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

API COMPOUND SUPPLY AGREEMENT

between

ADOLOR CORPORATION

and

GIRINDUS AG

dated

July 6, 2004

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

SCHEDULE 1.41	SPECIFICATIONS
SCHEDULE 3.2	QUALITY AGREEMENT
SCHEDULE 4.7.4	ALLOWABLE MANUFACTURING LINE LOSSES
SCHEDULE 5.1	FIRST FORECAST
SCHEDULE 8.1	SUPPLY PRICE

API COMPOUND SUPPLY AGREEMENT

This API COMPOUND SUPPLY AGREEMENT (this “Agreement”), made as of the 6th day of July, 2004 (the “Effective Date”), between ADOLOR CORPORATION, a Delaware corporation having a principal place of business at 700 Pennsylvania Drive, Exton, Pennsylvania 19341 (“Adolor”), and GIRINDUS AG, a stock corporation organized under the laws of Germany, with a principal place of business at Postfach 100 259, Buchenallee 20, D-51402 Bensberg, Germany (“Supplier”). Adolor and Supplier may be referred to as a “Party” or, together, the “Parties”.

RECITALS

WHEREAS, Supplier has manufactured in collaboration with Adolor the BX7 and the API Compound (each as defined below); and

WHEREAS, the Parties desire that Supplier supplies Adolor with the BX7 and API Compound under this Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Act” means the U.S. Federal Food, Drug and Cosmetic Act as amended from time to time.

1.2 “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80.

1.3 “Affiliate” of a Party means any Person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such Person for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

1.4 “Allowable Manufacturing Line Losses” shall have the meaning set forth in Section 4.7.4.

1.5 “API Compound” means bulk quantities of Compound prior to the commencement of secondary manufacturing resulting in Product.

1.6 “Breaching Party” shall have the meaning set forth in Section 12.2.1

1.7 “Business Day” means any day on which banking institutions in New York, New York are open for business.

1.8 “BX7” means the starting material for Compound, having the molecular formula (3R,4R)-3-(3,4-dimethyl-4-piperidinyl)phenol.

1.9 “Calendar Quarter” means each successive period of three calendar months commencing January 1, April 1, July 1 and October 1.

1.10 “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.11 “Certificate of Analysis” means a document identified as such and provided by Supplier to Adolor or its designee that sets forth the analytical test results against the Specifications for a specified lot of BX7 and/or API Compound shipped to Adolor or its designee hereunder.

1.12 “Certificate of Compliance” means a document identified as such and provided by Supplier to Adolor or its designee that certifies, warrants and reflects that each batch of BX7 and/or API Compound was produced and tested in compliance with the Specifications, cGMPs, the Master Batch Record and all other applicable regulatory documents.

1.13 “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.14 “Compound” means the peripheral mu-antagonist having molecular formula [[2(S)-[[4(R)-(3-hydroxyphenyl)-3(R),4-dimethyl-1-piperidinyl]-methyl]-1-oxo-3-phenylpropyl]amino]acetic acid dihydrate, known generically as “alvimopan”, and all pharmaceutically acceptable salts and solvates thereof.

1.15 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

1.15.1 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

1.15.2 were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.15.3 became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

1.15.4 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

1.15.5 were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

1.16 “Consent” means any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Authority or other person.

1.17 “Current Good Manufacturing Practices” or “cGMPs” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including, without limitation, (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and The Rules Governing Medicinal Products in the European Union, Volume IV, Good Manufacturing Practice for Medicinal Products as each may be amended from time to time, or (ii) Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the BX7 and/or the API Compound, or (iii) guidance documents promulgated by any Governmental Authority having jurisdiction over the manufacture of the BX7 and/or the API Compound (including but not limited to advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such BX7 and/or the API Compound and subject to any arrangements, additions or clarifications agreed to from time to time by the Parties in the Quality Agreement.

1.18 “Disclosing Party” shall have the meaning set forth in Section 1.15.

1.19 “Executed Batch Record” means the executed and completed Master Batch Record for each batch of BX7 and/or the API Compound manufactured pursuant to the terms of this Agreement.

1.20 “Facility” shall mean Supplier’s manufacturing facility located at Kantstrasse 2, 33790 Halle-Kuensebeck, Westphalia, Germany.

1.21 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.22 “File Retention Samples” shall have the meaning set forth in Section 6.5.

1.23 “Force Majeure Event” shall have the meaning set forth in Section 14.3.

1.24 “Forecast” shall have the meaning set forth in Section 5.1.

1.25 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any Country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body, including without limitation the European Agency for the Evaluation of Medicinal Products.

1.26 “Indemnified Party” shall have the meaning set forth in Section 11.4.

1.27 “Indemnifying Party” shall have the meaning set forth in Section 11.4.

1.28 “Laws” means all laws, statutes, rules, regulations (including, without limitation, cGMPs, Investigational New Marketing Authorization regulations at 21 C.F.R. § 312, NDA regulations at 21 C.F.R. § 314, relevant provisions of the Federal Food, Drug and Cosmetic Act, and other laws and regulations enforced by the FDA or other applicable Governmental Authority), ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.29 “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Party.

1.30 “Manufacturing Activities” shall mean the manufacturing, processing, testing, packaging, storing and other activities undertaken or required to be undertaken by Supplier or its suppliers in order to manufacture at its Facility and supply Adolor with the BX7 and/or the API Compound.

1.31 “Marketing Authorization” means, with respect to a country, the regulatory authorization required to market and sell Product in such country as granted by the relevant Governmental Authority.

1.32 “Master Batch Record” shall mean the current version of the master batch record approved by the Parties, which may be amended in writing from time to time by mutual agreement of the Parties.

1.33 “Materials” means the raw materials, components and other ingredients required to manufacture the BX7 or API Compound, each as specifically identified in the Marketing Authorization.

1.34 “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.35 “Potential Contaminants” shall have the meaning set forth in Section 3.5.3.

1.36 “Product” means a prescription pharmaceutical product that contains Compound as the sole active ingredient.

1.37 “Purchase Order” shall have the meaning set forth in Section 5.2.

1.38 “Receiving Party” shall have the meaning set forth in Section 1.15.

1.39 “Regulatory Standards” means (i) any and all permits, licenses, filings and certifications required by the FDA or other Governmental Authorities, and compliance with cGMPs, applicable to the BX7 and/or the API Compound, any Manufacturing Activity or Facility, and (ii) any Laws (including the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Drug Enforcement Administration (DEA)), that apply to the BX7 and/or the API Compound, any Manufacturing Activity or Facility.

1.40 “Shipping Costs” shall have the meaning set forth in Section 6.3.

1.41 “Specifications” means all specifications for the BX7 and the API Compound as set forth on Schedule 1.41, as may be amended by the Parties from time to time.

1.42 “Taxes” shall have the meaning set forth in Section 8.5.

1.43 “Quality Agreement” shall have the meaning set forth in Section 3.2.

1.44 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.45 “Validation Batch” means any one of three (3) consecutive batches of API Compound which confirm the critical parameters described in the synthetic process which are manufactured by Supplier according to cGMP, are validated in accordance with the Act and meets the Specifications.

1.46 “Waste” shall mean any “Hazardous Substance” and/or “Hazardous Material” as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any “Hazardous Waste” as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including any routine process waste or any by-product arising from manufacture of the BX7 and/or the API Compound.

1.47 “Withholding Party” shall have the meaning set forth in Section 8.5.

ARTICLE 2

SUPPLY BY SUPPLIER

2.1 Commitment to Supply. Upon the terms and subject to the conditions of this Agreement and pursuant to Purchase Orders delivered from time to time by Adolor to Supplier in accordance with Section 5.2, Supplier shall (a) use its best efforts to manufacture at its Facility, test, package, store, label, release and deliver the Validation Batches in accordance with the Specifications, cGMPs, the Master Batch Record and all applicable Laws and the provisions of the Quality Agreement and supply the same exclusively to Adolor or its designee and (b) manufacture at its Facility, test, package, store, label, release and deliver the BX7 and/or API Compound in accordance with the Specifications, cGMPs, the Master Batch Record and all applicable Laws and the provisions of the Quality Agreement and supply the same exclusively to Adolor or its designee. Supplier acknowledges that time is of the essence in accordance with the terms of this Agreement. Supplier agrees that it shall not enter into any agreement with another Person that shall preclude it from meeting its obligations under this Agreement.

2.2 Facilities, Equipment and Materials. Supplier agrees to provide, at its own cost and expense, all facilities, equipment, machinery, materials (other than as specifically set forth herein) in accordance with the Specifications and the Master Batch Records and labor necessary for the performance of the Manufacturing Activities.

2.3 Responsibility. Unless otherwise specified herein or expressly consented to in writing by Adolor, as between the Parties, and except for activities including but not limited to the delivery of information or materials provided by Adolor or its designees under this Agreement, Supplier shall be solely responsible for performance of all activities necessary for Adolor to be supplied with BX7, Validation Batches and/or API Compound as contemplated hereunder. Supplier shall not amend or modify the Specifications or Master Batch Record or any protocols, processes or procedures used to perform the Manufacturing Activities without the express written approval from Adolor. Unless otherwise expressly agreed in writing in advance by Adolor, Supplier may not sublicense or subcontract the activities to be performed by Supplier under this Agreement to an Affiliate, Third Party or other designee.

ARTICLE 3

STANDARD TERMS OF SUPPLY OF BX7 AND API COMPOUND

3.1 Regulatory Matters.

3.1.1 Consents. Supplier shall obtain all Consents for which it is responsible that are required as of the Effective Date for the manufacture of the BX7, Validation Batches and the API Compound under the terms of this Agreement. At all times, Supplier shall maintain and comply with all the Consents which may from time to time be required by any Governmental Authority having jurisdiction with respect to its manufacturing operations, the Manufacturing Activities and/or the Facility and otherwise to be obtained by Supplier to permit the performance of its then current obligations under this Agreement. In the event any Consent held by Supplier relating to the Facility or its ability to manufacture the BX7, Validation Batches and the API Compound in accordance with this Agreement is hereafter suspended or revoked, or Supplier has material restrictions imposed upon it by any Governmental Authority affecting the BX7 and the API Compound or the Facility, Supplier shall immediately notify Adolor and shall promptly provide a schedule of compliance and such other information related thereto as is reasonably requested by Adolor.

3.1.2 Notification of Adverse Manufacturing Activities. Supplier shall advise Adolor of any information arising out of the Manufacturing Activities that has adverse regulatory compliance and/or reporting consequences concerning the BX7, Validation Batches and/or the API Compound or the Facility.

3.1.3 Governmental Authorities. Supplier shall provide to Adolor any information reasonably requested by Adolor, and shall consult with Adolor before providing any information to any Governmental Authority, in connection with manufacture of the BX7, Validation Batches and the API Compound. Supplier shall immediately advise Adolor of any requests by any Governmental Authority for inspections of the Facility or with respect to the BX7, Validation Batches and/or the API Compound.

3.1.4 Inspection of BX7, Validation Batches and API Compound Suppliers by Governmental Authorities. In the event Supplier is audited or inspected by a Governmental Authority relating to the Manufacturing Activities, the BX7, Validation Batches or the API Compound, Supplier shall promptly (but in any event, within one Business Day) notify Adolor of such audit or inspection as well as of any alleged violations or deficiencies relating to the Facility, process, the BX7, Validation Batches and/or API Compound, allow Adolor to be present during such audit or inspection, and shall promptly disclose to Adolor all relevant portions of any notice of observations or potential violations, as well as a copy of Supplier’s response thereto. In addition, Supplier will provide Adolor with unredacted copies of any FDA 483(s) and Establishment Inspection Reports (or their equivalents) issued as a result of said audit and any follow-up written communications between Supplier and the Governmental Authority. Supplier shall use its commercially reasonable best efforts to correct all identified deficiencies in a timely manner and advise Adolor periodically of progress being made, as well as when all deficiencies have been corrected.

3.1.5 Generic Drug Enforcement Act. Supplier has not used and will not use in the manufacture of the BX7, Validation Batches or the API Compound in any capacity the services of any person, including any firm or individual, debarred or subject to debarment under the Generic Drug Enforcement Act of 1992, amending the Act at 21 U.S.C. 335a. Supplier agrees to notify Adolor immediately in the event any person providing services to Supplier relating to this Agreement is debarred or becomes subject to debarment.

3.1.6 Adverse Reaction Reporting. To the extent permitted under applicable Laws, including the Health Insurance Portability and Accountability Act of 1996 and the European Union Privacy Directive (95/46/EC dated October 25, 1995 as supplemented with Directive 2002/58/EC of July 12, 2002, and Regulation No. 45/2001, dated December 18, 2001), each as amended, Supplier shall notify Adolor of all information reported to Supplier relating to any Adverse Drug Experience, whether expected or unexpected, relating to the use of the BX7 or the API Compound.

3.2 Manufacturing Matters.

3.2.1 Quality Agreement. Adolor and Supplier shall enter into the Quality Agreement (the “Quality Agreement”) appended to this Agreement as Schedule 3.2 as may be amended from time to time by mutual agreement of the Parties. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless otherwise agreed to in writing by the Parties.

3.2.2 Master Batch Records. The Parties shall develop and agree upon the Master Batch Records no later than one (1) month before the start of the manufacturing campaign for the commercial supply of the API Compound.

3.2.3 Specification Changes. Adolor shall be entitled to request changes to the Specifications from time to time. Supplier shall undertake commercially reasonable efforts to make all revisions to the Specifications requested by Adolor, in accordance with this Section 3.2.3 and all applicable Laws. Adolor retains the right and responsibility for final written approval of the Specifications prior to implementation by Supplier.

(a) Required Manufacturing Changes. For changes to the Specifications that are required by a Governmental Authority, the Marketing Authorization or applicable Laws (collectively “Required Manufacturing Changes”), Adolor and Supplier shall cooperate in making such changes and Supplier shall implement such changes in compliance with such applicable Laws and as promptly as practicable; provided, however, it is understood that if it is not possible or practicable for Supplier to make such Required Manufacturing Changes, Supplier shall not be deemed to be in breach of this Agreement but Adolor shall be entitled to terminate this Agreement.

(b) Discretionary Manufacturing Changes. For changes to the Specifications that are not Required Manufacturing Changes (collectively “Discretionary Manufacturing Changes”), Adolor shall submit a request to Supplier for any such Discretionary Manufacturing Changes. Upon receipt of such request from Adolor, Supplier shall determine (i) estimated costs that would be incurred resulting from the Discretionary Manufacturing Changes, (ii) any resulting planned changes in timing for the delivery of the BX7, Validation Batches and/or the API Compound and (iii) the estimated time of implementing any such Discretionary Manufacturing Changes (the “Cost and Time Statement”). Supplier shall provide the Cost and Time Statement to Adolor setting forth the terms on which Supplier would be willing to make the Discretionary Manufacturing Changes. Upon Adolor’s written approval of the Cost and Time Statement, the parties shall cooperate in making such Discretionary Manufacturing Changes and Supplier shall implement such Discretionary Manufacturing Changes.

(c) Cost and Payment for Changes to the Specifications.

(i) For all changes to the Specifications pursuant to Sections 3.2.3(a) or 3.2.3(b), except as otherwise set forth in this Section 3.2.3(c);

(ii) Adolor shall be responsible for and pay Supplier any and all amounts incurred in implementing a change to the Specifications. Supplier must provide such documentation of its costs and expenses as may be reasonably requested by Adolor. Supplier agrees to use commercially reasonable efforts to minimize its costs associated with any Specification change.

(iii) For all changes that are necessitated because a change is required to the Facility generally or a class of products (and not specific to the API Compound), Supplier shall be responsible for the costs and expenses of such changes.

3.2.4 Accident Reports. Supplier shall promptly notify Adolor of all material accidents related to the manufacture, handling, use or storage of the BX7, Validation Batches or the API Compound the Supplier becomes aware of, including: (a) accidents resulting in significant personal injury requiring more than first aid treatment, (b) accidents resulting in chronic illness or loss of consciousness, (c) accidents resulting in material property damage, (d) accidents resulting in material environmental release and (e) accidents that result in regulatory, safety, health or environmental audits.

3.2.5 Handling of Materials; Wastes. Adolor shall inform Supplier and Supplier shall inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical hazards associated with the BX7, Validation Batches and/or the API Compound or any Wastes generated through performance of the Manufacturing Activities, and to provide such persons with reasonable training in the proper methods of handling and disposing of such items. In addition, Supplier shall handle, accumulate, label, package, ship and dispose of all Wastes generated through performance of the Manufacturing Activities in accordance with all applicable Laws.

3.2.6 Documentation for Governmental Authority Requirements. Supplier shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMPs and other requirements of any relevant Governmental Authority in connection with the performance of any Manufacturing Activities hereunder. Supplier shall provide Adolor with a copy of such documentation promptly upon Adolor’s request.

3.2.7 Technical Information. Supplier, at its sole cost and expense (except for translations), shall, upon receiving a written request from Adolor, supply technical information on the BX7, Validation Batches and/or the API Compound and methods of manufacture and testing to the extent that such information is necessary both to enable Adolor to fulfill its obligations within this Agreement or in its agreements with its customers, including compliance with any statutory or regulatory requirements of, or a request by, any Governmental Authority. Adolor shall bear the cost and expenses reasonably incurred by Supplier in connection with translating the documentation or information requested by Adolor pursuant to this Section.

3.3 Storage Obligations, Containers and Inventories.

3.3.1 Records, Retained Samples and Storage. Supplier shall retain samples and maintain records from each batch of BX7, Validation Batches and/or the API Compound for a period required by applicable Laws for record keeping, testing and regulatory purposes or specified in the Quality Agreement. When storing Compound, nonconforming Compound or Wastes, Supplier shall comply with and maintain all storage facilities in compliance with Specifications and in accordance with cGMPs and applicable Laws.

3.3.2 Containers and Packaging. Supplier shall supply the BX7, Validation Batches and/or the API Compound in such containers and packaging and with such container closure systems and labeling as set forth in the Specifications.

3.4 Materials Suppliers. In order to fulfill its obligations under this Article 3, and without prejudice to the terms and conditions of this Article 3, Supplier shall be responsible for: (i) entering into appropriate supply agreements with suppliers of the materials necessary to manufacture the BX7, Validation Batches and/or the API Compound, provided that Adolor has the right to approve any such supplier and once approved, Supplier may not change such suppliers without the prior written approval of Adolor; (ii) transferring any relevant specifications or technology to such suppliers and (iii) obtaining any necessary regulatory approval for the use of such suppliers. Notwithstanding anything to the contrary contained herein, (a) to the extent a specific Material supplier is named in a Marketing Authorization, Supplier shall only obtain Materials from such suppliers named in the relevant Marketing Authorization, (b) Supplier will perform periodic audits of its Material suppliers and (c) Supplier shall prepare all certifications as to any Materials required by cGMPs or Laws, (each, a “Materials Certification”). Such Materials Certifications shall include, without limitation, all required certifications related to Materials derived from animal products.

3.5 Facility.

3.5.1 Sole Location. The Facility shall be the only location where Supplier performs the Manufacturing Activities; provided that upon the reasonable request of Supplier, Supplier shall be entitled to switch the Manufacturing Activities to a different location if agreed to in writing by Adolor. If Adolor so agrees, such new location shall be deemed the Facility for purposes of this Agreement.

3.5.2 Maintenance of Facility. During the Term of this Agreement, Supplier shall maintain the Facility, all personal property, equipment, machinery, BX7, Validation Batches, API Compound, systems, intangibles, intellectual property and contract rights in use at the Facility during the Term in the ordinary course of business, and free of material defects, except for defects attributable to wear and tear consistent with the age and usage of such assets, and except for such defects as do not and will not, in the aggregate, materially impair the ability to use such assets in connection with the manufacture, generation, processing, distribution, transport, treatment, storage, disposal or other handling of the BX7, Validation Batches and/or the API Compound.

3.5.3 Certain Prohibitions. Supplier shall not manufacture, store or process any BX7, Validation Batches or API Compound in the same building in which Supplier manufactures, stores or processes genotoxics, penicillins, genetically modified organisms, cephalosporins, sex hormones, anabolic steroids, and infectious agents (e.g., spore-bearing and live viruses), (collectively, “Potential Contaminants”) unless the Potential Contaminants are stored or manufactured in contained environments and in compliance with cleaning, validation and changeover standards of all cGMPs and all applicable Laws. Supplier shall promptly notify Adolor if any of the Potential Contaminants are manufactured, processed or stored in any portion of the Facility which may result in the introduction of Potential Contaminants into the areas of the Facility where Supplier manufactures, processes or stores the BX7, Validation Batches or the API Compound. Supplier shall notify Adolor by not later than the earlier to occur of (i) one hundred and eighty (180) days prior to such event or (ii) Supplier’s knowledge of such event, if Supplier intends to change the nature or use of any portion of the Facility to include the use of any of the Potential Contaminants. Supplier shall not make such changes if the change could reasonably be expected to result in a material adverse effect on the ability to fully perform the obligations under this Agreement and Supplier has not demonstrated to Adolor’s reasonable satisfaction that such Potential Contaminants shall be completely segregated from the BX7, Validation Batches and/or the API Compound at all times and shall comply with all Regulatory Standards.

3.5.4 Representatives. In connection with the monitoring of this Agreement, Adolor and Glaxo Group Limited (“GSK”) shall be allowed to have, at their cost, representatives on site at Supplier, access to the portions of Supplier’s facility used in the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the Compound and all associated records for the purpose of observing, reporting on, and consulting as to such activities, and adequate temporary desk space and other reasonable resources available to these representatives during the periods they are working at Supplier. In addition, Adolor and GSK shall have the right, subject to any Third Party confidentiality obligations and prior advance notice of at least ten (10) Business Days and approval by Supplier, not to be unreasonably withheld, refused, conditioned or delayed, and during normal business hours, to examine those technical records made by Supplier that only relate to the manufacture of the BX7, Validation Batches and/or the API Compound.

3.6 Monitoring and Recordkeeping; Operating Procedures. Throughout the term of this Agreement, and for so long thereafter as is required by applicable Laws, Supplier shall monitor and maintain reasonable records respecting its compliance with cGMPs, including through the establishment and implementation of such operating procedures as are reasonably necessary to assure such compliance. Supplier shall notify Adolor in writing of any significant trend changes in the statistical process control data and/or quality testing results for batches of the BX7, Validation Batches and/or the API Compound manufactured hereunder.

3.7 Inspection, Access and Documentation.

3.7.1 Audit Rights. For the purpose of permitting a quality and compliance audit, including to ascertain compliance with cGMPs, Specifications and applicable Laws and to audit due to an Adverse Drug Experience, emergency or inspection by a Governmental Authority, Supplier shall grant to authorized representatives of Adolor and GSK (or a Third

Party hired on behalf of GSK or Adolor who is reasonably acceptable to Supplier), upon reasonable notice, access to the Facility. GSK and/or Adolor shall provide Supplier at least ten (10) Business Days notice in writing of the desire to have such access; provided, however, that in the event of an Adverse Drug Experience or any proposed or actual inspection by a Governmental Authority or other emergency involving the BX7, Validation Batches and/or the API Compound, GSK and Adolor shall have the right at any time upon oral or written notice to Supplier of one (1) Business Day to conduct an audit of Supplier’s facility and more frequently than once per calendar year. Supplier shall promptly respond to GSK’s or Adolor’s request and the Parties shall agree on the time, scope and manner of the audit.

3.7.2 cGMP Documentation. Supplier shall maintain, in accordance with and for the period required under cGMPs and applicable Laws, complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the BX7, Validation Batches and/or the API Compound.

3.7.3 Visits. Subject to the provisions of Section 3.7.1, visits of representatives or agents of either Adolor or GSK to the Facility for the purposes mentioned above shall be mutually agreed between the Parties in advance as to the number of the participants and their intended tasks at the Facility. Supplier may request that the participants agree to reasonable obligations of confidentiality to the Supplier before the start of any such visit.

3.8 Compliance and Quality.

3.8.1 Compliance Standards. Supplier is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Laws related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the BX7, Validation Batches and/or the API Compound and taking any precautionary measures to protect its employees from any such hazards. For avoidance of doubt it is stated that the foregoing shall not overrule the indemnifications obligations of Adolor set forth in Article 11 of this Agreement.

3.8.2 Quality Assurance; Quality Control. Supplier shall implement and perform the quality control testing (including retesting and any validation, or stability tests that may be required) set forth on Schedule 1.41 against the Specifications and such other quality assurance and quality control procedures as required by cGMPs and applicable Laws.

3.9 Provision of Information. Supplier shall provide to Adolor copies (in electronic or hard-copy form, as requested by Adolor) of all data generated during the Term as may be reasonably requested from time to time by Adolor.

ARTICLE 4

PROVISION OF BX7 FROM ADOLOR TO SUPPLIER

4.1 Supply. The Parties may decide that in certain instances, Adolor will provide Supplier with BX7, at no cost to Supplier, in sufficient quantity and quality to enable Supplier to perform the Manufacturing Activities and supply API Compound to Adolor provided, however, in the absence of such decision, Supplier shall be responsible for procuring or manufacturing BX7.

4.2 Consignment Stock. All BX7 supplied to Supplier by Adolor is supplied as consignment stock and shall be clearly identified as the property of Adolor, shall be kept segregated and maintained in the Facility, and shall at all times be owned by Adolor.

4.3 Use of the BX7. Supplier shall use the BX7 only to perform the Manufacturing Activities to produce and supply the API Compound to Adolor.

4.4 Representations and Warranties for BX7. Adolor represents, warrants and covenants that the BX7 supplied by it or its designees to Supplier shall be manufactured, packed, labeled, stored and supplied in compliance with all applicable Laws and the relevant Specifications. Furthermore, Adolor represents, warrants and covenants that the BX7 supplied by it or its designees to Supplier from sources other than Supplier shall be free of defects which would have an impact on the Manufacturing Activities and/or the Allowable Manufacturing Line Losses. Supplier represents, warrants and covenants that BX7 will be held at the Facility only, unless otherwise agreed to by Adolor in writing, and that such Facility, at Supplier’s sole cost and expense, has and will, for such time as such BX7 will be maintained meet the requirements established by applicable Governmental Authorities, and that the BX7 will always be maintained in accordance with cGMPs, the Quality Agreement (including storage conditions specified therein), the Specifications and all applicable Laws (including, without limitation, the receipt and possession of all applicable permits and authorizations), as well as Adolor’s reasonable prior written instructions.

4.5 Inspection. Adolor shall, at its own cost, be entitled to inspect the BX7 and its related records during normal business hours upon reasonable request and prior written notice and with the least reasonably possible interference with Supplier’s ordinary course of business.

4.6 Risk of Loss. The risks of loss, damage or destruction of the BX7 delivered to Supplier shall be borne by Supplier from the date of delivery to the Facility in accordance with INCOTERMS (2000) DDP.

4.7 Withdrawals of Stock.

4.7.1 Withdrawal. Supplier shall be entitled to withdraw BX7 for the performance of the Manufacturing Activities according to the terms and conditions of this Agreement and respecting the procedure of first in/first out.

4.7.2 Statement of Use. Within fifteen (15) days after the end of each quarter during the Term, Supplier shall send Adolor a statement of usage and inventory showing the following items: (a) the quantities of BX7 supplied by Adolor; (b) the quantities of BX7 in Supplier’s inventory at the beginning of the calendar quarter; (c) the quantities of BX7 withdrawn by Supplier; (d) the quantities of BX7 used by Supplier in performing the Manufacturing Activities; (e) any quantities of BX7 lost or destroyed while held as consignment stock or following withdrawal from consignment stock; (f) any quantities of BX7 for which Supplier is unable to account; and (g) the quantities of BX7 in Supplier’s inventory at the end of the calendar quarter. If, based upon its inspections of the BX7 pursuant to Section 4.5, Adolor disputes any of the items on the statement of usage and inventory, the Parties will promptly meet to attempt to resolve such disagreement.

4.7.3 Responsibility for BX7 Lost or Destroyed or Used Beyond Allowable Manufacturing Line Losses. In addition to any other remedies available to Adolor at law or in equity, Supplier shall be entirely responsible for BX7 lost or destroyed while in the possession or control of Supplier for reasons other than nonconformance of BX7 with Adolor’s warranties set forth in the forgoing Article 4.4., and for BX7 used in excess of Allowable Manufacturing Line Losses (as defined below), and shall compensate Adolor for any such quantities at a rate equal to Adolor’s reasonable purchase price per kilogram for replacement BX7 multiplied by the Allowable Manufacturing Line Losses. If any amounts are owed to Adolor by Supplier pursuant to this Section 4.7.3, such amounts shall be payable within thirty (30) days following the date of issuance of the statement of usage and inventory pursuant to Section 4.7.2.

4.7.4 Allowable Manufacturing Line Losses. Supplier agrees in performing the Manufacturing Activities to limit its yield losses to those specified in Schedule 4.7.4 (the “Allowable Manufacturing Line Losses”). Within forty-five (45) days after the end of each Calendar Year, Supplier shall calculate the actual line losses. To the extent such actual line losses exceed the Allowable Manufacturing Line Losses, Supplier shall compensate Adolor for the quantities of BX7 supplied or otherwise purchased by Adolor and used by Supplier in excess of the Allowable Manufacturing Line Losses in accordance with Schedule 4.7.4, provided that in lieu of compensating Adolor, Supplier may elect to manufacture replacement BX7 at no additional cost to Adolor.

4.7.5 Late Delivery of BX7. If the Parties decide that Adolor should supply BX7 to Supplier hereunder, Adolor acknowledges that Supplier shall have no liability whatsoever towards Adolor in case of late delivery of the API Compound due to late delivery of the BX7 by Adolor; provided, however, if Supplier has inventories of BX7, Supplier shall use such inventory to manufacture API Compound and this Section 4.7.5 shall not be deemed a reason for late delivery of API Compound. If any such inventory was manufactured by Supplier itself, Adolor shall purchase such inventory from Supplier in accordance with the terms and provisions herein with respect to supply of BX7 by Supplier.

ARTICLE 5

FORECASTING AND ORDERING

5.1 Forecast.

5.1.1 Adolor Providing BX7. If Adolor provides Supplier with BX7 pursuant to Section 4.1, at the beginning of each Calendar Quarter during the term of this Agreement, Adolor shall provide Supplier with a rolling six (6) Calendar Quarter non-binding, good faith estimate of the quantities of API Compound that Adolor foresees it have Supplier deliver during such six (6) Calendar Quarter period.

5.1.2 Supplier Manufacturing BX7. If Adolor does not provide Supplier with BX7 and Supplier itself manufactures BX7, then, during the term of this Agreement, at the beginning of each Calendar Quarter, Adolor shall provide Supplier with a rolling three (3) year non-binding, good faith estimate of the quantities of API Compound that Adolor foresees it will order from Supplier during such three (3) year period.

5.1.3 Adolor Ordering BX7. If Adolor intends to order supplies of BX7, during the term of this Agreement, Adolor shall provide Supplier with a rolling six (6) Calendar Quarter non-binding, good faith estimate of the quantities of BX7 that Adolor foresees it will order from Supplier during such six (6) Calendar Quarter period

5.1.4 Forecasts. Each forecast pursuant to Section 5.1.1, 5.1.2 or 5.1.3 shall be referred to as a “Forecast”. The first such Forecast shall be for the period from the Effective Date through the first Calendar Quarter of Calendar Year 2007 is attached hereto as Schedule 5.1.

5.2 Purchase Orders.

5.2.1 Delivery of Purchase Order.

(a) If Adolor provides Supplier with BX7 pursuant to Section 4.1 or Supplier uses BX7 previously manufactured for and purchased by Adolor, Adolor may, from time to time, place purchase orders with Supplier for quantities of API Compound to be delivered hereunder at least that number of months as set forth on Schedule 8.1 prior to the delivery date specified in each respective purchase order and Supplier shall deliver such quantities of API Compound on such delivery date.

(b) If Adolor does not provide Supplier with BX7 and Supplier itself manufactures BX7, then Adolor may, from time to time, place purchase orders with Supplier for quantities of API Compound to be delivered hereunder at least that number of months as set forth on Schedule 8.1 prior to the delivery date specified in each respective purchase order and Supplier shall deliver such quantities of API Compound on such delivery date.

(c) If Adolor desires to order BX7, Adolor may, from time to time, place purchase orders with Supplier for quantities of BX7 to be delivered hereunder at least that number of months as set forth on Schedule 8.1 prior to the delivery date specified in each respective purchase order and Supplier shall deliver such quantities of BX7 on such delivery date.

(d) Each purchase order pursuant to Section 5.2.1(a), 5.2.1(b), or 5.2.1(c) shall be referred to as a “Purchase Order”. Supplier shall deliver BX7 and/or API Compound against each Purchase Order in accordance with Article 5. Adolor shall purchase all such BX7 and/or API Compound ordered and delivered by the delivery date specified in a Purchase Order, provided that such BX7 and/or API Compound meets the Specifications. Supplier shall use commercially reasonable efforts to supply any quantity of BX7 and/or API Compound ordered in the aggregate that exceeds the quantity in the Forecast. All Purchase Orders shall be for full batch quantities of BX7 and/or API Compound or multiples thereof.

5.2.2 Acceptance of Purchase Order. Supplier shall respond to each Purchase Order placed by Adolor in writing within ten (10) Business Days after receipt of each Purchase Order, setting out Suppliers acceptance or rejection of the Purchase Order. Supplier shall be entitled to reject only that portion of any Purchase Order which Supplier will be unable to fill due to: (i) the occurrence of a Force Majeure Event or (ii) which, when added to other Purchase Orders placed during a given twelve (12)-month period, exceed then current Forecast covering such period by more than twenty percent (20%).

5.2.3 Terms of Purchase Orders. Other than terms respecting quantity, delivery date(s), shipment method and destination(s), the terms and conditions of any Purchase Order submitted by Adolor, or written acceptance thereof by Supplier, shall be of no force and effect, whether or not objected to by Supplier, and nothing in any such Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement or the Quality Agreement.

5.3 Addressees for Correspondence. All Forecasts, Purchase Orders, written acceptances of Purchase Orders and other notices contemplated under this Article 4 shall be sent to the attention of such persons as each Party may identify to the other in writing from time to time.

ARTICLE 6

SHIPPING AND DELIVERY; STORAGE

6.1 Shipping and Delivery Dates. On each Purchase Order submitted by Adolor, Adolor shall specify the requested quantity, delivery date(s), shipment method and destination(s) of BX7 and/or API Compound being ordered. Supplier shall arrange for the delivery of BX7 and/or API Compound to Adolor’s (or its designee’s) designated facilities as stated on the Purchase Order accepted by Supplier and in a manner consistent with good commercial practices, and in accordance with any agreed-upon shipping specifications, this Agreement and Adolor’s or its designee’s reasonable instructions. Supplier shall not ship any BX7 or API Compound until Supplier receives a written release from Adolor in the form of a Certificate of Compliance which shall not be unreasonably withheld or delayed by Adolor.

6.2 Terms of Delivery. Once Adolor has released the API Compound in accordance with Section 6.4, Supplier shall ship BX7 and/or API Compound in accordance with Adolor’s instructions by a carrier selected by Adolor FCA (Incoterms 2000) Supplier’s Facility. If Adolor does not timely indicate in writing its selection of a carrier to Supplier, Supplier shall be entitled to select an appropriate carrier. Supplier shall abide by the export procedures set forth in the Quality Agreement.

6.3 Shipping Costs. Adolor shall pay all costs, expenses, taxes, levies, tariffs, brokerage fees, insurance premiums and other costs and charges assessed or levied in connection with the transportation of BX7, Validation Batches and/or API Compound from Supplier’s Facility to Adolor pursuant to Section 6.1 (the “Shipping Costs”). If Supplier pays any of the Shipping Costs on behalf of Adolor, then Supplier shall invoice such Shipping Costs to Adolor and Adolor shall pay such costs.

6.4 Documentation and Release. Prior to each shipment of BX7 and/or API Compound, Supplier shall provide Adolor with a Certificate of Analysis and Certificate of Compliance, and, at Adolor’s request, Supplier shall provide Adolor with reasonable access to any applicable supporting data. Prior to release of the BX7, Validation Batches and/or API

Compound, Supplier shall test the BX7 and/or API Compound in accordance with the testing procedures described in the Specifications, and shall provide Adolor with a copy of the applicable Executed Batch Record for each batch shipped and a copy of the applicable deviation or other investigatory report, if any. Adolor shall review the Certificate of Analysis and Certificate of Compliance, and indicate to Supplier, within fifteen (15) days after receipt of such certificates, whether to release each batch of API Compound, Validation Batch or BX7 for shipment. If Adolor does not provide notice to Supplier within such fifteen (15) day period, Supplier shall be entitled to ship the API Compound, Validation Batch or BX7 to the designation indicated pursuant to Section 6.1. With each shipment of BX7, Validation Batch and/or API Compound, Supplier shall provide Adolor with commercially appropriate shipping documentation, including bills of lading.

6.5 Retention of Samples. Supplier shall properly store and retain appropriate samples (identified by batch number) of BX7, Validation Batches and/or API Compound that it supplies to Adolor in conditions and for times consistent with all applicable Regulatory Standards and to permit appropriate or required internal and regulatory checks and references (collectively, the “File Retention Samples”). Supplier shall provide Adolor with reasonable access to and portions of the File Retention Samples for testing and other purposes upon Adolor’s request.

6.6 Storage of BX7 and API Compound. Notwithstanding anything to the contrary contained herein, Adolor may request that Supplier, rather than ship BX7, Validation Batches and/or API Compound upon completion to a designated location, store the BX7 and/or the API Compound at the Facility until such time as Adolor requests that the BX7, Validation Batches and/or API Compound be shipped to a designated location. In the event that Adolor requests that the BX7 and/or API Compound be stored at the Facility, the provisions of Sections 4.3, 4.4, 4.5 and 4.6 shall be applicable to any such BX7, Validation Batches and/or API Compound.

6.7 Shortages. In the event that Supplier is aware or anticipates that it will be unable to meet any Purchase Order, either in whole or in part, for whatever reason, Supplier shall promptly inform Adolor in writing of such inability. In particular, Supplier shall promptly inform Adolor of any notice, written or oral, received from any materials supplier regarding a possible shortage or inability to supply.

ARTICLE 7

INSPECTION AND DEFECTIVE BX7 AND API COMPOUND; RECALL

7.1 Inspection by Adolor.

7.1.1 Inspection of BX7, Validation Batches and API Compound. Within thirty (30) days following a shipment of BX7 and/or API Compound, Adolor or its designee may at its cost perform or have performed the quality control procedures described in the Specifications to determine if such BX7, Validation Batches and/or API Compound conforms to the Specifications. Adolor shall promptly notify Supplier of any damages, shortage and other defects discovered by Adolor following Adolor’s discovery thereof.

7.1.2 Acceptance of BX7 and API Compound. If notice is not given by Adolor or its designee pursuant to Section 7.1.1 within the time period set forth therein, then the BX7, Validation Batches and/or API Compound shall be deemed accepted by Adolor for purposes of this Article 7 and, except as provided in Section 7.2, may not be rejected pursuant to Section 7.3 or Section 7.4.

7.2 Latent Defects. In the case of BX7, Validation Batches and/or API Compound with defects not readily discoverable prior to the shipment of any BX7, Validation Batches and/or API Compound to Adolor, or thereafter within the time period specified in Section 7.1.1, each Party shall notify the other Party of any such defects discovered by such Party promptly following such Party’s discovery thereof.

7.3 Defective BX7 or API Compound.

7.3.1 Rejection by Adolor. In any case where Adolor or its designee expects to reject or otherwise make a claim against Supplier with respect to damaged, non-conforming or otherwise defective BX7, Validation Batches and/or API Compound, Supplier shall be offered a reasonable opportunity to offer proof or evidence as to why such BX7, Validation Batches and/or API Compound should not be rejected and to inspect and/or test such BX7, Validation Batches and/or API Compound.

7.3.2 Testing of File Retention Samples. In the event of any dispute as to whether BX7, Validation Batches and/or API Compound may be rightfully rejected by Adolor or its designee for failure to conform to the Specifications or have been manufactured in accordance with cGMPs, such BX7, Validation Batches and/or API Compound shall be tested, using the File Retention Samples, for conformance with the applicable Specifications and acceptance criteria by an independent testing organization mutually acceptable to both Parties, which analysis shall be binding on Supplier and Adolor solely for the purpose of determining whether such BX7, Validation Batches and/or API Compound may be rightfully rejected as non-conforming, damaged or otherwise defective. The fees and expenses charged by such independent testing organization shall be paid by the Party in error.

7.3.3 Disposal of Rejected BX7, Validation Batches and API Compound. All or part of any shipment of BX7, Validation Batches and/or API Compound determined to have been rightfully rejected by Adolor or its designee shall be held by Adolor or its designee for a period of thirty (30) days following notice to Supplier for proper disposal by Supplier, at Supplier’s expense. If Supplier does not provide instructions for disposal of the BX7, Validation Batches and/or API Compound within such period, then Adolor or its designee may dispose of such BX7, Validation Batches and/or API Compound and Supplier shall either pay or reimburse Adolor or its designee for all costs and expenses incurred by Adolor or its designee in connection with the disposal of such BX7, Validation Batches and/or API Compound. All or part of any shipment of BX7, Validation Batches and/or API Compound determined to have been rightfully rejected by Adolor or its designee prior to its release for shipment shall be properly disposed of by Supplier, at Supplier’s expense.

7.4 Remedies. In the event Adolor or its designee receives BX7, Validation Batches and/or API Compound from Supplier that was not manufactured by Supplier in accordance with the Specifications, cGMPs or applicable Law, Adolor may, in addition to any other rights or remedies it may have under Sections 7.5.2 and 11.1 elect for Supplier to (i) replace such non-conforming or otherwise defective BX7, Validation Batches and/or API Compound with an equal quantity of BX7, Validation Batches and/or API Compound that conforms to the Specifications and is not otherwise defective as soon as is reasonably possible at no additional cost to Adolor, but in no event later than the time periods set forth in Section 5.1 after receipt of notification of non-conformity and the acceptance of the same by Supplier, or otherwise after Supplier’s receipt of the results of testing pursuant to Section 7.3.2 stating the non-conformity or (ii) refund the purchase price for the quantity of such defective BX7, Validation Batches and/or API Compound or credit the same to other invoices issued to Adolor hereunder.

7.5 BX7 or API Compound Recall.

7.5.1 Recall. Adolor, in its sole responsibility and discretion, shall be entitled to make all decisions with respect to any reasonable recall, market withdrawals or other corrective action related to the BX7 and/or API Compound.

7.5.2 Costs Associated with BX7 or API Compound Recall. The out-of-pocket costs associated with any such recall, including the cost of any BX7 supplied by Adolor, shall be borne by the Parties in proportion to which any such recall is required as a result of Supplier’s (or its suppliers’, permitted subcontractors’ or Affiliates’) or Adolor’s (or its designees’, subcontractors’ or Affiliates’) breach of their respective obligations or representations or warranties under this Agreement, including the Quality Agreement. If neither Party is in breach, Adolor shall be responsible for such costs.

ARTICLE 8

FINANCIAL PROVISIONS

8.1 Supply Price. Supplier shall supply BX7, Validation Batches and/or API Compound to Adolor at the price per unit set forth on Schedule 8.1.

8.2 Process Improvements and Sharing of Cost Efficiencies. Supplier shall be committed to developing and implementing, continuous cost, quality and customer service improvement programs by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving manufacturing processes, by streamlining organizational processes, by reducing cycle times and lead times and the like. In each June and each December during the term of this Agreement, the Parties shall meet to discuss and set targets and goals of cost reductions and quality and customer service improvements for the following six (6)-month period, and to discuss the impact of any cost saving achieved during the previous six (6)-month period on the BX7 and/or the API Compound pricing. The Parties agree to negotiate in good faith changes to BX7 and/or API Compound pricing to share equitably in any such cost savings so achieved.

8.3 Manner of Payments. All sums due to either Party under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account(s) as each of Supplier and Adolor shall from time to time designate, unless otherwise agreed by the Parties in writing.

8.4 Invoices; Timing of Payments. Supplier shall invoice Adolor for all BX7, Validation Batches and/or API Compound manufactured under Purchase Orders hereunder on the date of provision by Supplier to Adolor of the documentation described in Article 8, last sentence of the Quality Agreement, and for all other amounts due to Supplier, if any, hereunder monthly in arrears. Each invoice shall specify the Purchase Order number to which it corresponds. Unless otherwise specified in this Agreement, all amounts due to Supplier hereunder shall be paid by Adolor within [**] of receipt of invoice.

8.5 Tax Withholding. Any taxes, levies or other duties (“Taxes”) paid or required to be withheld under the appropriate tax Laws by one Party (“Withholding Party”) on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement. The Withholding Party shall secure and send to the other Party within a reasonable period of time proof of any such Taxes paid or required to be withheld by the Withholding Party for the benefit of the other Party. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by either Party are reduced in amount to the fullest extent permitted by applicable Laws. No deduction shall be made, or a reduced amount shall be deducted, if the other Party furnishes a document from the appropriate tax Governmental Authorities to the Withholding Party certifying that the payments are exempt from Taxes or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.

8.6 Late Payment. In the event any payment by Adolor is not made when due, Supplier shall be entitled to interest on any such payment at the rate of one and one quarter percent (1.25%) per month during the default period. In this case Supplier is also entitled, among its other rights, to cease work and stop deliveries or any other activities with respect to a Purchase Order, until such payment, including any accrued interest, has been paid in full.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information. Each of Supplier and Adolor shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its agents who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement. A Receiving Party shall advise any agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such agents comply with such obligations as if they had been a party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its agents’ possession, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall continue to be subject to the provisions of this Article 9. Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall have the right to disclose any Confidential Information provided hereunder if, in the reasonable

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

opinion of the Receiving Party’s legal counsel, such disclosure is necessary to comply with the terms of this Agreement or the requirements of any Law. Where possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

9.2 Public Announcements. Except as may be required by applicable Laws, neither Party will make any public announcement of any information regarding this Agreement or any agreement related hereto without the prior written approval of the other Party. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party.

9.3 Assignment of Inventions. All data, discoveries, inventions, [**], new uses, [**], copyrights, trade secrets, [**], and compounds, whether patentable or not, arising from work performed under this Agreement, or the BX7 and/or the API Compound (collectively, the “Inventions”), shall be the sole and exclusive property of Adolor with full right, title, and interest thereto. Throughout the term of this Agreement, Provider shall use the Inventions for the sole purpose of performing the Manufacturing Activities under this Agreement. Upon expiration or termination of this Agreement, Supplier shall have no right or interest in or to the Inventions. Adolor may, at its sole option, incorporate any Inventions in any regulatory filings or patent applications based upon the inclusion of such findings therein. Supplier shall promptly disclose to Adolor any and all Inventions. Supplier hereby agrees to unconditionally assign, and hereby does assign, to Adolor any and all right, title and interest in and to any Inventions. Supplier, its employees, agents, and consultants shall fully cooperate with Adolor in obtaining and maintaining, at Adolor’s sole cost and expense, any applicable protection, including patent protection, as may be available with respect to such Inventions, and shall execute all documents deemed necessary by Adolor for purposes of procuring and maintaining such protection, and all documents necessary for assigning Inventions to Adolor. Nothing contained in this Section shall override the effect of German labor law including employee’s invention rights, as may be applicable resulting from the Manufacturing Activities rendered by Supplier under this Agreement.

9.4 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 9. Notwithstanding the foregoing, the Parties have the right to disclose the material financial terms of the Agreement to any potential acquirer, merger or commercial partner or significant investor, provided, however, that prior to any such disclosure, the Party wishing to disclose such information (a) shall require the intended recipient to sign an undertaking agreeing to accord confidential treatment to such information and not use such information except to evaluate the proposed acquisition, merger commercial arrangement or investment, and (b) shall take such other steps as reasonably necessary to secure confidential treatment of such information.

9.5 Survival. The obligations and prohibitions contained in this Article 9 shall survive the expiration or termination of this Agreement [**] after the expiration date of this Agreement or [**], whatever time may be longer.

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations of Supplier. Supplier represents and warrants to Adolor that:

10.1.1 Supplier shall conduct its services obligated under this Agreement in a competent, workmanlike fashion;

10.1.2 All BX7, Validation Batches and API Compound shall be in accordance with Adolor’s labeling instructions, shall not be adulterated or misbranded within the meaning of the Act, and is not an article which may not, under the Act, be introduced into interstate commerce;

10.1.3 All BX7, Validation Batches and API Compound shall be manufactured in accordance with the Specifications, cGMPs, all applicable Laws, the Quality Agreement and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties if any;

10.1.4 All BX7, Validation Batches and API Compound so sold and shipped shall be manufactured in accordance with all applicable Laws in effect at the time and place of manufacture of such BX7, Validation Batches and API Compound, and all waste, including but not limited to all hazardous waste, generated at the time of manufacture of BX7, Validation Batches and API Compound shall be disposed of in accordance with all applicable Laws;

10.1.5 All records as are necessary and appropriate to demonstrate compliance with applicable Laws shall be maintained by Supplier and such manufacture of BX7, Validation Batches and API Compound shall be performed in a facility maintaining a current drug establishment registration with the FDA as set forth in 21 C.F.R. § 207, as applicable;

10.1.6 Supplier has provided and shall provide to Adolor all pertinent information in its possession relative to physical, environmental and human health hazards involving the BX7 and API Compound;

10.1.7 The ownership and operation of the Facilities shall be in material compliance with cGMPs and all applicable Laws (including the receipt and possession of all applicable permits and authorizations), including a current drug establishment registration with the FDA as set forth in 21 C.F.R. 207, as applicable), and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties, and all Waste generated in connection with the manufacture of the BX7, Validation Batches and API Compound shall be disposed of in accordance with all applicable Laws.

10.1.8 Other than the intellectual property provided or to be provided by Adolor, Supplier owns or controls all the intellectual property necessary to manufacture the BX7, Validation Batches and API Compound in accordance with the terms of this Agreement, and, to the best of its knowledge, the use of such intellectual property does not infringe the rights of any Third Party.

10.2 Mutual Representations and Warranties. Adolor and Supplier each represents and warrants to the other as of the Effective Date that:

10.2.1 Organization and Authority. It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;

10.2.2 No Conflicts or Violations. The execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date; and

10.2.3 Valid Execution. Such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval or the approval or consent of any Third Party, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action.

10.3 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

INDEMNIFICATION AND INSURANCE; LIMITATION OF LIABILITY

11.1 General Obligation. The civil liability of Supplier for carrying the services and deliveries hereunder is governed by the applicable laws related to such acts and omissions, but shall be subject to the terms of this Agreement and shall not in any way supersede Adolor’s and Supplier’s obligations to each other under this Agreement.

11.2 Indemnification by Supplier. Supplier hereby agrees to defend Adolor and its Affiliates; and their respective, directors, officers, employees, agents, successors and assigns from and against any and all Claims of a Third Party and to indemnify and hold Adolor and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all Losses of a Third Party for: (a) bodily injury, personal injury, death and property damage caused by (i) defects in the BX7, Validation Batches or API Compound (including any materials or samples thereof) at the time of dispatch by Supplier or Supplier’s permitted designee resulting from Supplier’s failure to manufacture the BX7, Validation Batches or the API Compound in accordance with the Specifications, cGMPs, all applicable Laws, the Quality Agreement and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties or (ii) defective BX7, Validation Batches or API Compound information (including any materials or samples thereof) submitted by Supplier to Adolor; (b) gross negligence or willful misconduct or wrongdoing of Supplier or any Person for whose actions or omissions Supplier is legally liable; or (c) a breach by Supplier of its representations, warranties and/or covenants hereunder; provided, however, that in all cases referred to in this Section 11.2, Supplier shall have no liability to Adolor for any Losses of Adolor to the extent that such Losses of Adolor were caused by any item for which Adolor is required to indemnify Supplier pursuant to Section 11.3.

11.3 Indemnification by Adolor. Adolor hereby agrees to defend Supplier and its Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any and all Claims and suits of a Third Party and to indemnify and hold Supplier and its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all Losses for: (a) bodily injury, personal injury, death and property damage caused by defective BX7, Validation Batches and/or API Compound information (including any materials or samples thereof) submitted by Adolor to Supplier; (b) gross negligence or willful misconduct or wrongdoing of Adolor or any Person for whose actions or omissions Adolor is legally liable; (c) a breach by Adolor of its representations, warranties and/or covenants hereunder; (d) infringements of any Third Party’s patents or other proprietary rights resulting from or in connection with the use or sale of BX7, Validation Batches and/or API Compound resulting from any intellectual property, information or material provided by Adolor to Supplier; provided, however, that in all cases referred to in this Section 11.3, Adolor shall have no liability to Supplier for any Losses of Supplier to the extent that such Losses of Supplier were caused by any item for which Supplier is required to indemnify Adolor pursuant to Section 11.2.

11.4 Indemnification Procedure.

11.4.1 Notice. Each Party will notify promptly the other if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 11.2 or 11.3, as the case may be (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the claim materially prejudices the defense of such claim.

11.4.2 Defense of Claim. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”); provided, that the Indemnifying Party expressly agrees the Indemnifying Party shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim without prejudice to any provision in this Agreement or right at law which will allow the Indemnifying Party subsequently to recover any amount from the Indemnified Party to the extent the liability under such settlement or award was attributable to the Indemnified Party. Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. If the Litigation Condition is not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at the each Party’s own expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

11.5 Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 11.5, in which case the Indemnifying Party shall be relieved of liability under Section 11.2 or 11.3, as applicable, solely for such Third Party Claim and related Losses.

11.6 Insurance. During the term of this Agreement and for a period of five (5) years after its termination, each party shall obtain and/or maintain, respectively, at its sole cost and expense, liability insurance in amounts, respectively, as are the greater of: (i) required by applicable Laws and (ii) reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party, [**]. Such liability insurance shall insure against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the API Compound. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.7 Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE 11.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. Unless terminated sooner as permitted hereunder, this Agreement shall commence on the Effective Date and shall expire on the seventh (7th) anniversary thereof, provided that unless either Party gives written notice at least twenty-four (24) months prior to the expiration of the initial term or any renewal term, this Agreement shall continue for successive two year terms.

12.2 Termination. [**]. In addition, this Agreement may be terminated upon the written consent of both Parties, or by either Party upon the happening of one of the following events:

12.2.1 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations. The Breaching Party shall have thirty (30) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Any such termination shall become effective at the end of such 30-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 30-day period.

12.2.2 Termination for Force Majeure Event. Notwithstanding anything to the contrary contained in this Agreement, in the event a Force Majeure Event shall have occurred and be continuing for ninety (90) consecutive days, the Party not suffering such Force Majeure Event shall be entitled to terminate this Agreement effective immediately upon written notice to the Party suffering such Force Majeure Event.

12.2.3 Termination for Reasons of Insolvency or Termination of Business Activities. Either Party shall be entitled to terminate this Agreement if the other Party becomes insolvent or is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in such a petition, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated. Such termination right may be exercised without the need for written notice within thirty (30) days following the date as of which the Party entitled to terminate receives knowledge of such insolvency or termination of business activities by the other Party.

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 13

RIGHTS AND DUTIES UPON TERMINATION

13.1 Pending Purchase Orders. Except in cases of the termination of this Agreement for a Force Majeure Event or as otherwise expressly set forth in this Agreement, the termination of this Agreement shall not affect Purchase Orders placed by Adolor and accepted by Supplier at the time notice of termination is given and until the time any such termination becomes effective. Except as expressly set forth in this Agreement, Adolor shall have no liability to Supplier for any costs that Supplier may have incurred (or to which Supplier may be committed) in connection with materials used by Supplier in the manufacturing or packaging of BX7 and/or the API Compound prior to the effectiveness of any notice of termination; provided that, except when Supplier is in default, Adolor shall reimburse Supplier for all unused raw materials not capable of resale or use elsewhere if such raw materials are being procured to satisfy the Forecasts.

13.2 Outstanding Payment. Payments of amounts owing to either Party under this Agreement as of its expiration or termination shall be due and payable within the later of: (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, sixty (60) days after the date of such expiration or termination or (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined.

13.3 Return of Materials. Within thirty (30) days following the effective date of termination of this Agreement, each Party shall destroy or return to the other Party all tangible items bearing, containing or contained in any of the Confidential Information of the other Party, and shall provide the other Party written certification of such destruction or return. Supplier shall also return to Adolor all unused quantities of BX7 and any work-in-progress being held by Supplier. Supplier shall transfer to Adolor or its designee Supplier’s existing inventory of materials and work-in-process as well as any inventory of BX7 and/or API Compound in Supplier’s possession or control, except for any samples Supplier may be required to retain by applicable Law.

13.4 Accrued Rights; Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration.

ARTICLE 14

GENERAL PROVISIONS

14.1 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without such Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Supplier’s legal relationship under this Agreement to Adolor shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

14.2 Covenant Not to Compete. Supplier (whether on its own behalf or with or on behalf of any Person) shall not, and shall not permit any of its Affiliates to, until the fifth (5th) anniversary of the date following the expiration or termination of this Agreement:

14.2.1 carry on or be engaged, concerned, interested or in any way assist in the development or manufacture of (i) any prescription or over the counter formulation of the API Compound or Compound, or (ii) any generic or copycat versions of the API Compound or Compound, including any salts, hydrates, polymorphs or anhydrous form thereof;

14.2.2 sell, market, distribute or seek customers for or advertise (i) any prescription or over the counter formulation of API Compound or Compound, or (ii) any generic or copycat versions of the API Compound or Compound, including any salts, hydrates, polymorphs or anhydrous form thereof;

14.2.3 license, consent to or authorize or purport to license, consent to or authorize the doing or carrying out by any Person of any of the acts or matters referred to in either of subparagraphs (a) or (b) above; or

14.2.4 pursue any policy of doing or carrying out or of facilitating or bringing about the doing or carrying out by any Person of any of the acts or matters referred to in any of the subparagraphs (a) through (c) above, for example, by providing technological assistance, expertise, manufacturing or supplies to any Person.

14.3 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a “Force Majeure Event”), including but not limited to an injunction, order or action by a Governmental Authority, fire, floods, embargoes, accident, labor difficulty, strike, lock outs, riot, civil commotion, act of God, inability to obtain materials, shortages of energy, delay or errors by shipping companies or change in applicable Laws, omissions or delays in acting by any Governmental Authority shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the force majeure. The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such force majeure and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 14.3.

14.4 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive Law of the Commonwealth of Pennsylvania notwithstanding the provisions governing conflict of Laws under such Pennsylvania Law to the contrary, except matters of intellectual property Law which shall be determined in accordance with the intellectual property Laws relevant to the intellectual property in question. The UNCITRAL Convention for the International Sale of Goods, as well as any other unified Law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

14.5 Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania or of the United States District Court for the Eastern District of Pennsylvania, and, by execution and delivery of this Agreement, each Party hereby irrevocably accepts the exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such court lacks jurisdiction over it or to the laying of venue, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over it or any such action or proceeding has been brought in an inconvenient forum.

14.6 Assignment. This Agreement or any right, remedy, obligation or liability hereunder may not be assigned by either Party without the prior consent of the other Party; provided, however, that Adolor may assign this Agreement, in whole or in part, to any of its Affiliates if Adolor guarantees the performance of this Agreement by such Affiliate; and provided further, that Adolor may assign this Agreement to a purchaser of substantially all of its assets provided that Adolor shall remain liable in such event, or to a successor entity resulting from a merger or other business consolidation between Adolor and another entity. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

14.7 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Adolor:	Adolor Corporation 700 Pennsylvania Drive Exton, Pennsylvania 19341 Facsimile: 484-595-1520 Attn: President

With a copy to:	Adolor Corporation 700 Pennsylvania Drive Exton, Pennsylvania 19341 Facsimile: 484-595-1520 Attn: General Counsel

and to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Attn: Randall B. Sunberg Facsimile: 609-919-6639

Supplier:	Girindus AG Kantstrasse 2 33790 Halle-Kuensebeck, Westphalia Germany Attn.: Dr. Georg Ollmann Facsimile: +49-5201-711-5852

and with a copy to:	Girindus AG Buchenallee 20 51402 Bensberg Germany Attn.: Dr. Harald Mothes Facsimile: +49-2204-926-972

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. All notices shall be deemed effective upon receipt by the addressee.

14.8 Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable Laws.

14.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

14.10 Certain Conventions. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (iii) words using the singular shall include the plural, and vice versa, and (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia”, “among other things” or words of similar import.

14.11 Waiver; Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

14.12 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitute the entire agreement between the Parties, and supersede all previous agreements and understandings between the Parties, whether written or oral, with respect to the within subject matter. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Adolor and Supplier.

14.13 No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any BX7 or API Compound, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

14.14 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party.

14.15 Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document; and such counterparts may be delivered to the other Party by facsimile.

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IN WITNESS WHEREOF, Adolor and Supplier, by their duly authorized officers, have executed this Agreement as of the Effective Date.

ADOLOR CORPORATION

By:	/s/ Michael R. Dougherty
Name: Michael R. Dougherty
Title: Senior Vice President, Chief Operating Officer and Chief Financial Officer

GIRINDUS AG

By:	/s/ Robert F. Link
Name: Robert F. Link
Title: Executive Vice President—Marketing

By:	/s/ K. Leineweber
Name: K. Leineweber
Title: Chief Financial Officer

SCHEDULE 1.41

Specifications

[**]

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3.2

Quality Agreement

SCHEDULE 4.7.4

Allowable Manufacturing Line Losses

[**]

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 5.1

First Forecast

(Kg’s)

[**]

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 8.1

Supply Price

[**]

[**]	=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.